Exhibit 4.9
FORM 51-102F3
MATERIAL CHANGE REPORT
1.	Name and Address of Company:

Pengrowth Energy Trust 2900, 240 – 4th Avenue S.W. Calgary, AB T2P 4H4

2.	Date of Material Change:

July 24, 2006

(subject to the conditions described herein, closing will occur on October 2, 2006)

3.	News Release:

News releases setting out information relating to the material change described herein were disseminated through Canada NewsWire and filed on SEDAR on July 24, 2006 and August 25, 2006.

4.	Summary of Material Change:

Pengrowth Energy Trust (“Pengrowth”), Pengrowth Corporation, Esprit Energy Trust (“Esprit”) and Esprit Exploration Ltd. (“Esprit Ltd.”) have entered into a combination agreement dated July 23, 2006, as amended (the “Combination Agreement”), providing for the combination of Pengrowth and Esprit into a single trust to continue under the name Pengrowth Energy Trust (the “Merger”). Closing of the Merger is subject to the approval of 66⅔% of the unitholders of Esprit who vote at a meeting to be held on September 26, 2006 and receipt of customary regulatory approvals. Provided that the approval of Esprit unitholders is received on September 26, 2006, Pengrowth anticipates that all necessary regulatory approvals will be obtained and that closing will occur on October 2, 2006. Alternative closing dates of November 2, 2006 and December 4, 2006 are also permitted under the Combination Agreement.

A material change report has previously been filed by Pengrowth with respect to the subject matter of this material change on August 2, 2006. Please refer to that Material Change Report for additional information regarding this material change.

5.	Full Description of Material Change:

Pengrowth, Pengrowth Corporation, Esprit and Esprit Ltd. have entered into the Combination Agreement, providing for the combination of Pengrowth and Esprit into a single trust to continue under the name Pengrowth Energy Trust. Closing of the Merger is subject to the approval of 66⅔% of the unitholders of Esprit who vote at a meeting to be held on September 26, 2006 and receipt of customary regulatory approvals. Provided that the approval of Esprit unitholders is received on September 26, 2006, Pengrowth anticipates that all necessary regulatory approvals will be obtained and that closing will occur on October 2, 2006. Alternative closing dates of November 2, 2006 and December 4, 2006 are also permitted under the Combination Agreement.

A material change report has previously been filed by Pengrowth with respect to the subject matter of this material change on August 2, 2006. Please refer to that Material Change Report for additional information regarding this material change.

Alternative closing dates of November 2, 2006 and December 4, 2006 are also permitted under the Combination Agreement.

Nature of Business Acquired

Esprit is an open-ended unincorporated investment trust governed by the laws of the Province of Alberta. Esprit has two material subsidiaries, Esprit Ltd. and Esprit Exchangeco Ltd., both of which are incorporated pursuant to the laws of Alberta. Esprit indirectly acquires and holds interests in petroleum and natural gas properties through Esprit Ltd., which is a Calgary based oil and gas company with a natural gas focus on the western side of the Western Canadian Sedimentary Basin. The key areas of focus for Esprit Ltd. include Greater Olds, Berry/Winnifred, Peace River Arch, Saskatchewan, Central Alberta and Southern Alberta. The Greater Olds area represents 44 percent of Esprit’s production and has a proved plus probable reserve life index of 15.4 years and is 100 percent owned and operated and is covered entirely by 3D seismic.

Pengrowth has agreed to offer substantially all employees of Esprit and its subsidiaries continued employment with Pengrowth on terms and conditions substantially similar to their current terms and conditions of employment with Esprit. Also pursuant to the Merger, Pengrowth will increase the size of its board of directors by one member and Mr. Michael Stewart, presently chairman of the board of trustees of Esprit, will join the board of directors of Pengrowth Corporation.

As a result of the Merger with Esprit, Pengrowth will acquire significant additional reserves and production. As at December 31, 2005, Esprit had 66.7 million boe of proved plus probable reserves (on a company interest before royalties basis using forecast pricing) and approximately 16,752 to 17,350 boe per day of current production. Pursuant to the acquisition of Trifecta Resources Inc. on July 5, 2006, Esprit’s reserves and production were increased by 4.9 million boe of proved plus probable reserves and 750 boe per day of production (on a company interest before royalties basis using forecast pricing). In addition, the acquisition by Esprit of Trifecta added 30,000 gross (22,200 net) acres of undeveloped land to Esprit, bringing Esprit’s total undeveloped land position to approximately 300,000 net acres.

The foregoing information was derived form Esprit’s press release issued on February 15, 2006 regarding its 2005 reserves and Esprit’s material change report dated June 26, 2006.

The Merger is anticipated to be accretive to unitholders of Pengrowth in terms of reserves, distributable cash flow and production on a per trust unit basis.

Effect on Financial Position

Pursuant to the Merger, Pengrowth will acquire all of the assets of Esprit in exchange for Pengrowth assuming the liabilities of Esprit and issuing 0.53 of a Pengrowth trust unit (“Pengrowth Trust Unit”) for each issued and outstanding Esprit trust unit (“Esprit Unit”). As of August 31, 2006, Esprit had 66,518,161 issued and outstanding Esprit Units, including 1,489,000 Esprit Units currently held by Pengrowth. Prior to the closing of the Merger, Esprit will issue an additional 502,756 Esprit Units pursuant to the conversion of certain outstanding securities. Pursuant to the Merger, Pengrowth will issue an aggregate of approximately 34,731,916 Pengrowth Trust Units to the former holders of Esprit Units (net of the Pengrowth Trust Units that will be issued to Pengrowth in consideration for its Esprit Units, which will be cancelled immediately following the Merger).

Accordingly, upon completion of the Merger and assuming the number of Esprit Units and Pengrowth Trust Units issued and outstanding at August 31, 2006 are unchanged at the time of the closing of the Merger, Pengrowth will have approximately 195,797,487 Pengrowth Trust Units and 15,038 Pengrowth Class A trust units (“Pengrowth Class A Units” and together with Pengrowth Trust Units, the “Pengrowth Units”) issued and outstanding, with the current unitholders of Pengrowth holding approximately 161,065,571 Pengrowth Trust Units and all of the Pengrowth Class A Units representing approximately 82% of the issued and outstanding Pengrowth Units, and former holders of Esprit will hold approximately 34,731,916 Pengrowth Trust Units representing approximately 18% of the issued and outstanding Pengrowth Units. In addition, if the Esprit Debentures (defined below) were to be converted into Pengrowth Trust Units, approximately 3,676,753 additional Pengrowth Trust Units would be issued.

As at August 31, 2006 Esprit had $259 million of bank indebtedness pursuant to a credit facility with a syndicate of four Canadian chartered banks. Pursuant to the Merger, Pengrowth expects to repay this indebtedness using its credit facilities.

Pursuant to the Merger, Pengrowth will also assume Esprit’s $96 million aggregate principal amount of 6.5 percent convertible unsecured subordinated debentures due 2010 (“Esprit Debentures”) in accordance with their terms. As a result of the Merger, holders of Esprit Debentures will have the option of redeeming their Esprit Debentures at a price equal to 101 percent of the principal amount plus any accrued interest, or conversion to Esprit Units at a price of $13.85 per Esprit Unit subject to adjustment for a special distribution to be declared by Esprit prior to completion of the Merger.

Financial Statements

The audited comparative consolidated financial statements and notes thereto of Esprit for the years ended December 31, 2005 and 2004, together with the report of the auditors are attached as Schedule “A” to the Material Change Report and the unaudited comparative financial statements of Esprit for the six months ended June 30, 2006 are attached as Schedule “B” to this Material Change Report. A reconciliation of the consolidated financial statements of Esprit for the years ended December 31, 2005 and 2004 to United States generally accepted accounting principles, together with the auditors’ report and the reconciliation of the unaudited interim consolidated financial statements of Esprit for the six months ended June 30, 2006 to United States generally accepted accounting principles is attached as Schedule “C” to the Material Change Report.

The unaudited pro forma combined financial statements of Pengrowth after giving effect to the Merger, including a pro forma balance sheet as at June 30, 2006, a pro forma consolidated statement of income for the six months ended June 30, 2006 and a pro forma consolidated statement of income for the year ended December 31, 2005 (including a reconciliation of such statements to United States generally accepted accounting principals), are attached as Schedule “D” to this Material Change Report.

Caution Regarding Engineering Terms

When used herein, the term “boe” means barrels of oil equivalent on the basis of one boe being equal to one barrel of oil or NGLs or 6,000 cubic feet of natural gas (6 mcf: 1 bbl). Barrels of oil equivalent may be misleading, particularly if used in isolation. A conversion ratio of six mcf of natural gas to one boe is based on an energy equivalency conversion method primarily applicable at the burner tip and does not represent a value equivalency at the wellhead.

The term “reserve life index” refers to the number of years determined by dividing the aggregate of the proved plus probable reserves of a property by the estimated annual production using estimated production for the year 2006 as a reference.

Caution Regarding Forward-Looking Information

This material change report contains forward-looking statements within the meaning of securities laws, including the “safe harbour” provisions of the Securities Act (Ontario) and the United States Private Securities Litigation Reform Act of 1995. Forward-looking information is often, but not always, identified by the use of words such as “anticipate”, “believe”, “expect”, “plan”, “intend”, “forecast”, “target”, “project”, “may”, “will”, “should”, “could”, “estimate”, “predict” or similar words suggesting future outcomes or language suggesting an outlook. Forward-looking statements in this material change report include, but are not limited to, statements with respect to: benefits of the Merger, synergies, business strategy and strengths, acquisition criteria, capital expenditures, reserves, reserve life indices, estimated production, remaining producing reserve lives, net present values of future net revenue from reserves, commodity prices and costs, exchange rates, the impact of contracts for commodities, development plans and programs, tax effect and treatment, abandonment and reclamation costs, government royalty rates and expiring acreage. Statements relating to “reserves” are deemed to be forward-looking statements, as they involve the implied assessment, based on certain estimates and assumptions that the reserves described exist in the quantities predicted or estimated and can profitably be produced in the future.

Forward-looking statements and information are based on current beliefs as well as assumptions made by and information currently available to Pengrowth concerning anticipated financial performance, business prospects, strategies and regulatory developments. Although management considers these assumptions to be reasonable based on information currently available to it, they may prove to be incorrect.

By their very nature, forward-looking statements involve inherent risks and uncertainties, both general and specific, and risks that predictions, forecasts, projections and other forward-looking statements will not be achieved. We caution readers not to place undue reliance on these statements as a number of important factors could cause the actual results to differ materially from the beliefs, plans, objectives, expectations and anticipations, estimates and intentions expressed in such forward-looking statements. These factors include, but are not limited to: the volatility of oil and gas prices; production and development costs and capital expenditures; the imprecision of reserve estimates and estimates of recoverable quantities of oil, natural gas and liquids; Pengrowth’s ability to replace and expand oil and gas reserves; environmental claims and liabilities; incorrect assessments of value when making acquisitions; increases in debt service charges; the loss of key personnel; the marketability of production; defaults by third party operators; unforeseen title defects; fluctuations in foreign currency and exchange rates; inadequate insurance coverage; compliance with environmental laws and regulations; changes in tax laws; the failure to qualify as a mutual fund trust; and Pengrowth’s ability to access external sources of debt and equity capital. Further information regarding these factors may be found under the heading “Business Risks” in our management’s discussion and analysis for the year ended December 31, 2005, under “Risk Factors” herein and in other recent filings with the Securities and Exchange Commission and Canadian securities regulatory authorities.

The foregoing list of factors that may affect future results is not exhaustive. When relying on our forward-looking statements to make decisions, investors and others should carefully consider the foregoing factors and other uncertainties and potential events. Furthermore, the forward-looking statements contained in this material change report are made as of the date of this material change report and Pengrowth does not undertake any obligation to up-date publicly or to revise any of the included forward-looking statements, whether as a result of new information, future events or otherwise. The forward-looking statements contained in this material change report are expressly qualified by this cautionary statement.

6.	Reliance on Subsection 7.1(2) or (3) of National Instrument 51-102:

Not Applicable.

7.	Omitted Information:

Not Applicable.

8.	Executive Officer:

Mr. James S. Kinnear, Chairman, President and Chief Executive Officer, is knowledgeable about the material change and may be reached at (403) 233-0224.

9.	Date of Report:

Dated at Calgary, Alberta, this 8th day of September, 2006.

SCHEDULE “A”
Audited comparative financial statements and notes thereto of Esprit for the years ended December 31, 2005 and 2004, together with the notes thereto and the report of the auditors thereon

AUDITOR’S REPORT
TO THE UNITHOLDERS OF ESPRIT ENERGY TRUST
We have audited the consolidated balance sheets of Esprit Energy Trust as at December 31, 2005 and 2004 and the consolidated statements of earnings and retained earnings (deficit) and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Trust’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
We conducted our audits in accordance with Canadian generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.
In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Trust as at December 31, 2005 and 2004 and the results of its operations and its cash flows for the years then ended in accordance with Canadian generally accepted accounting principles.

Chartered Accountants
Calgary, Canada
February 14, 2006

ESPRIT ENERGY TRUST
CONSOLIDATED FINANCIAL STATEMENTS
CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2005	2004

		(Restated
		note 3)
	(Stated in thousands
	of dollars)
ASSETS
Current assets
Accounts receivable	$43,433	$22,973
Prepaid expenses	7,684	2,773

	51,117	25,746
Property, plant and equipment, net (Note 7)	763,191	359,662
Goodwill (Note 4)	147,622	—
Deferred financing charges, net	3,933	—

	$965,863	$385,408

LIABILITIES
Current liabilities
Accounts payable and accrued liabilities	$61,954	$36,264
Unitholder distributions payable	9,948	5,620

	71,902	41,884
Bank loans (Note 8)	144,239	86,875
Convertible debentures (Note 9)	93,866	—
Asset retirement obligations (Note 10)	24,059	11,006
Future income taxes (Note 14)	113,982	19,356

	448,048	159,121

Non-controlling interest (Note 12)	6,280	15,731

UNITHOLDERS’ EQUITY
Unitholders’ capital (Note 11)	617,862	298,726
Equity component of convertible debentures (Note 9)	2,090	—
Contributed surplus	2,638	—
Accumulated cash distributions (Note 6)	(114,125)	(16,788)
Retained earnings (deficit)	3,070	(71,382)

Total unitholders’ equity	511,535	210,556

	$965,863	$385,408

Commitments (Note 15)

D. Michael G. Stewart	W. Mark Schweitzer
Trustee	Trustee
See accompanying notes to consolidated financial statements.

CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
CONSOLIDATED STATEMENTS OF EARNINGS AND RETAINED EARNINGS (DEFICIT)

	For the Year Ended
	December 31,

	2005	2004

	(Stated in thousands of
	dollars, except per unit
	amounts)
Revenue
Oil and gas	$287,834	$184,649
Royalties	(67,645)	(44,549)

	220,189	140,100

Expenses
Operating	47,149	35,092
Depletion, depreciation and amortization	74,784	44,877
General and administrative	8,052	5,014
Interest and financing	8,340	3,233
Accretion of asset retirement obligation (Note 10)	1,198	902
Unit-based compensation (Note 11b)	2,638	1,835
Plan of Arrangement and other	849	8,497

	143,010	99,450
Earnings before income taxes and non-controlling interest	77,179	40,650

Income taxes (Note 14)
Current	1,121	772
Future	(822)	11,085

	299	11,857
Earnings before non-controlling interest	76,880	28,793
Non-controlling interest (Note 12)	2,428	694

Net earnings for the year	74,452	28,099

Deficit, beginning of year	(71,382)	(99,481)
Retained earnings (deficit), end of year	$3,070	$(71,382)

Net earnings per unit
Basic	1.31	0.70
Diluted	1.28	0.68
See accompanying notes to consolidated financial statements.

CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Year Ended
	December 31,

	2005	2004

	(Stated in thousands of
	dollars, except for per unit
	amounts)
OPERATIONS
Net earnings for the year	$74,452	$28,099
Items not involving cash
Depletion, depreciation and amortization	74,784	44,877
Unit-based compensation	2,638	1,624
Accretion of asset retirement obligation	1,198	902
Accretion of convertible debentures	172	—
Amortization of deferred financing charges	522	—
Future income taxes	(822)	11,085
Non-controlling interest	2,428	694
Asset retirement expenditures	(1,118)	(504)

	154,254	86,777
Changes in non-cash working capital from operations	(3,076)	8,762

	151,178	95,539
FINANCING
Distributions	(97,336)	(16,788)
Change in unitholder distributions payable	4,328	5,620
Increase in bank loans	32,277	16,556
Issuance of convertible debentures, net of issue costs	95,545	—
Plan of arrangement costs and other	(341)	(10,507)
Issuance of shares on exercise of stock options	—	19,115
Payment of $0.22 per share on Plan of Arrangement	—	(36,091)
Debt assumed by ProspEx	—	10,655

	34,473	(11,440)
INVESTMENTS
Exploration and development expenditures	(79,383)	(122,419)
Property dispositions	278	37,644
Office equipment	(623)	(153)
Corporate acquisitions (Note 4)	(107,205)	—
Other	24	207

	(186,909)	(84,721)
Changes in non-cash working capital	1,258	622

	(185,651)	(84,099)

Change in cash	—	—
Cash, beginning of year	—	—

Cash, end of year	$—	$—

Supplementary cash flow information
Cash taxes paid	$902	$1,035
Interest paid	$7,756	$3,149
See accompanying notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	BASIS OF PRESENTATION
Esprit Energy Trust (the “Trust”) was established on October 1, 2004 pursuant to a Plan of Arrangement (the “Arrangement”) involving the Trust, Esprit Exploration Ltd. (the “Company”) and ProspEx Resources Ltd. (“ProspEx”). Under the Arrangement, the Company transferred certain producing and exploratory oil and gas assets to ProspEx and each Esprit Exploration Ltd. shareholder received 0.25 of either a Class A Trust Unit, Class B Trust Unit or an exchangeable share of the Company, depending on residency and elections; 0.20 of a ProspEx common share; and a payment of $0.22 per share.
Pursuant to the terms of an agreement (the “NPI Agreement”), the Trust is entitled to a payment from the Company each month equal to the amount by which 99 percent of the gross proceeds from the sale of production exceed 99 percent of certain deductible expenditures (as defined). Under the terms of the NPI Agreement, deductible expenditures may include amounts, determined on a discretionary basis, to fund capital expenditures, to repay third party debt and to provide for working capital required to carry out the operations of the Company. The Trustee may declare payable to the Trust Unitholders all or any part of the net income of the Trust earned from interest income on the notes and from the income generated under the NPI Agreement, and from any dividends paid on the common shares of the Company, less any expenses of the Trust (including interest on the convertible debentures).
The consolidated financial statements, prior to the Arrangement, include the Company and its subsidiaries. Upon completion of the Arrangement, the consolidated financial statements have been prepared on a continuity of interests basis with the Trust as the successor to the Company.
The 2005 consolidated financial statements reflect the results of the Trust and its subsidiaries. The comparative figures for 2004 reflect the results of operations and cash flows of the Company and its subsidiaries for the period from January 1, 2004 to September 30, 2004 and the results of operations of the Trust and its subsidiaries for the period from October 1, 2004 to December 31, 2004. Due to the conversion into a trust, certain information included in the consolidated financial statements for prior periods may not be comparable. The term “units” has been used to identify trust units issued on or after October 1, 2004 as well as the common shares outstanding prior to the conversion on October 1, 2004.

2.	SIGNIFICANT ACCOUNTING POLICIES
The preparation of financial statements in conformity with Canadian generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reported period. Actual results may differ from these estimates.

(A) CONSOLIDATION
The consolidated financial statements include the accounts of the Trust and its subsidiaries. A substantial portion of the oil and gas activities are conducted jointly with others and the consolidated financial statements reflect only the Trust’s proportionate interest in such activities.

(B) CAPITAL ASSETS
The Trust follows the full cost method of accounting for exploration and development expenditures whereby all costs relating to the acquisition of, exploration for and development of oil and gas reserves are capitalized. Such costs include lease acquisition, geological and geophysical, lease rentals on undeveloped properties, drilling both productive and non-productive wells, production equipment and overhead charges directly related to acquisition, exploration and development activities. Proceeds received from disposals of properties and equipment are credited against capitalized costs unless the disposal would alter the rate of depletion and depreciation by more than 20 percent, in which case a gain or loss on disposal is recorded.
All costs of acquisition, exploration and development of oil and gas reserves, associated tangible plant and equipment costs, and estimated costs of future development of proved undeveloped reserves are depleted and depreciated by the unit of production method based on estimated proved reserves before royalties as determined by independent engineers. Oil and gas reserves are converted to equivalent units using their relative energy content. Costs of unproved properties

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
are excluded from costs subject to depletion until it is determined whether or not proved reserves are attributable to the properties or impairment has occurred.
Oil and gas assets are evaluated in each reporting period to determine that the costs are recoverable and do not exceed the fair value of the properties. The costs are assessed to be recoverable if the sum of the undiscounted cash flow expected from the production of proved reserves and the lower of cost and market of unproved properties exceed the carrying value of the oil and gas assets. If the carrying value of the oil and gas assets is not assessed to be recoverable, an impairment loss is recognized to the extent that the carrying value exceeds the sum of the discounted cash flows expected from the production of proved and probable reserves and the lower of cost and market of unproved properties. The cash flow is estimated using future product prices and costs and is discounted using the risk-free rate.
Amortization of capital assets not related to oil and gas assets is calculated using the declining balance method at rates ranging from 20 to 50 percent per annum. Leasehold improvements are amortized using the straight-line method over the terms of the respective leases.

(C) GOODWILL
The Trust records goodwill relating to a corporate acquisition when the total purchase price exceeds the fair value for accounting purposes of the net identifiable assets and liabilities of the acquired company. The goodwill balance is assessed for impairment annually at year-end or as events occur that could result in an impairment. Impairment is recognized based on the fair value of the Trust compared to the book value of the Trust. If the fair value is less than the book value, impairment is measured by allocating the fair value of the consolidated Trust to the identifiable assets and liabilities as if the Trust had been acquired in a business combination for a purchase price equal to its fair value. The excess of the fair value of the consolidated Trust over the amounts assigned to the identifiable assets and liabilities is the fair value of the goodwill. Any excess of the book value of the goodwill over this implied fair value of goodwill is the impairment amount. Impairment is charged to earnings in the period in which it occurs. Goodwill is stated at cost less impairment and is not amortized.

(D) REVENUE RECOGNITION
Revenue associated with sale of crude oil, natural gas and natural gas liquids is recognized when title passes to the purchaser, normally at the pipeline delivery point for natural gas and at the wellhead for crude oil.

(E) ASSET RETIREMENT OBLIGATION
The Company records the fair value of legal obligations associated with the retirement of long-lived tangible assets, such as producing well sites and natural gas processing plants, in the period in which they are incurred and a corresponding increase in the carrying amount of the related long-lived asset. The liability accretes until the Company expects to settle the retirement obligation. The asset retirement costs are depleted using the unit of production method. Actual costs to retire tangible assets are deducted from the liability as incurred.

(F) INCOME TAXES
The Trust is a taxable entity under the Income Tax Act (Canada) (the “Act”) and is taxable only on taxable income that is not distributed or distributable to the unitholders. As the Trust distributes all of its taxable income to the unitholders, it is not liable for income tax and therefore no provision for income taxes has been made in the Trust.
The Company follows the liability method of accounting for future income taxes. Under this method, future income tax assets and liabilities are determined based on differences between the amounts reported in the financial statements and the tax basis of the assets and liabilities, and are measured using the currently enacted, or substantively enacted, tax rates and laws expected to apply when these differences reverse. A valuation allowance is recorded against any future income tax asset if it is more likely than not that the asset will not be realized.

(G) UNIT-BASED COMPENSATION
Stock options granted on or after January 1, 2003 were accounted for based on the fair value method. The fair value was measured at the grant date and charged to earnings over the vesting period. Consideration paid on exercise of options is credited to share capital. As part of the Arrangement, all stock options were exercised or cancelled in 2004 resulting in a charge to earnings in 2004 for all amounts not previously expensed.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
The Trust’s Performance Unit Incentive Plan is described in Note 11 (b). Units granted under the plan are accounted for using the fair value method. The fair value is measured at the grant date and charged to earnings over the vesting period with a corresponding increase in contributed surplus.

(H) FOREIGN CURRENCY
Monetary assets and liabilities denominated in foreign currencies are translated into Canadian dollars at the exchange rates in effect at the balance sheet date. Revenue and expenses are translated at the monthly average exchange rate. Translation gains or losses are included in earnings in the year incurred.

(I) FINANCIAL INSTRUMENTS
The Company uses certain derivative financial instruments to manage its commodity price, foreign currency and interest rate exposures. These financial instruments are entered into solely for hedging purposes and are not used for trading or other speculative purposes. These instruments are not recognized in the financial statements on inception. Gains or losses arising from financial instruments on commodity prices and foreign currency are recognized as adjustments to the related revenue accounts when the gain or loss is realized.

3.	CHANGES IN ACCOUNTING POLICIES

(A) EXCHANGEABLE SECURITIES — NON-CONTROLLING INTEREST
In 2004, the Trust adopted the classification provisions of EIC 151 “Exchangeable Securities Issued by Subsidiaries of Income Trusts”. The exchangeable shares of the Company are presented as a non-controlling interest on the consolidated balance sheet as they fail to meet the non-transferability criteria necessary in order for classification as equity. Holders of exchangeable shares do not receive distributable cash from the Trust. Rather, on each distribution payment date, the number of trust units into which one exchangeable share is exchangeable is increased on a cumulative basis in respect of the distribution. A non-controlling interest charge has been made to net earnings equivalent to the non-controlling interests’ proportionate share of the Trust’s consolidated net earnings with a corresponding increase to the non-controlling interest on the balance sheet.
In accordance with the transitional provisions of the revised abstract, at June 30, 2005, the Trust retroactively adopted step acquisition accounting for exchangeable share redemptions. Each redemption of exchangeable shares is treated as a step acquisition requiring the exchangeable shares to be transferred to equity at the market value of the units then issued. At June 30, 2005 the retroactive application for all exchangeable shares which had been converted to date resulted in an increase in property plant and equipment of $2.8 million ($1.9 million at December 31, 2004), an increase in unitholders’ capital of $1.9 million ($1.2 million at December 31, 2004) and an increase in future income taxes of $0.9 million (2004 — $0.6 million). The retroactive application of step acquisition accounting for the redemptions had no significant impact on current or prior period earnings and accordingly, the adjustment as a result of the changes has been recorded in the current period. Cash flow was not impacted by the change.

(B) HEDGING RELATIONSHIPS
In 2004, the Trust prospectively adopted Accounting Guideline No. 13 as issued by the Canadian Institute of Chartered Accountants. This guideline addresses the conditions necessary for a transaction to qualify for hedge accounting, the formal documentation required to enable the use of hedge accounting and the requirements to assess the effectiveness of hedging relationships. Also during 2004, an amended pronouncement of the Emerging Issues Committee of the Canadian Institute of Chartered Accountants became effective, requiring financial instruments that are not designated as hedges to be recorded at fair value on the balance sheet, with changes in fair value recognized in earnings. To date, the only derivative financial instruments used by the Trust are commodity price contracts which are designated as hedges by the Trust. The adoption of this guideline did not have a material impact on the Trust’s financial position or results of operations.

4.	ACQUISITIONS
On April 29, 2005, the Trust acquired all of the issued and outstanding shares of Resolute Energy Inc. (“Resolute”) on the basis of 0.338 units of the Trust for each Resolute share resulting in the issuance of 24.1 million trust units. Total consideration, including the value of the units issued, transaction costs and distributions to former Resolute

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
shareholders, was $308.3 million. The Resolute acquisition was accounted for using the purchase method of accounting with the results of operations being included from the date of the acquisition.
On August 9, 2005, the Trust acquired all of the issued and outstanding shares of two private oil and gas companies (Markedon Energy Ltd. (“Markedon”) and Monroe Energy Inc. (“Monroe”)) for consideration of $100.2 million. The acquisitions were accounted for using the purchase method of accounting with the results of operations being included from the date of the acquisitions.
The table below summarizes the allocation of the purchase prices to the net assets of the acquisitions:

	Resolute	Markedon	Monroe	Total

		($ thousands)
Fair value of trust units issued	301,332	—	—	301,332
April distribution on trust units issued to former Resolute shareholders	3,371	—	—	3,371
Cash	—	70,243	28,210	98,453
Transaction costs	3,629	1,340	412	5,381

Total cost of acquisitions	308,332	71,583	28,622	408,537

Allocated as follows:
Net working capital, including $13.3 million of cash	10,878	(1,845)	(254)	8,779
Debt assumed	(36,000)	—	—	(36,000)
Asset retirement obligation	(11,339)	(853)	(48)	(12,240)
Future income taxes	(65,112)	(20,597)	(8,701)	(94,410)
Goodwill	118,019	20,293	9,310	147,622
Property, plant and equipment	291,886	74,585	28,315	394,786

Total cost of acquisitions	308,332	71,583	28,622	408,537

The above amounts are estimates made by management based on currently available information. Amendments may be made to the purchase allocations as the cost estimates and tax balances are finalized.

5.	TRANSFER OF NET ASSETS TO PROSPEX
Pursuant to the Arrangement, certain undeveloped land, seismic, producing oil and gas assets and liabilities were transferred to ProspEx on October 1, 2004. At the time of the transfer, ProspEx and the Trust were related parties. The assets and liabilities were transferred at the following net book values:

($ thousands)
Property, plant and equipment	38,843
Future tax asset	8,353
Long-term debt	(10,655)
Asset retirement obligation	(3,492)

Net assets transferred	33,049

In addition to the net assets transferred, $70 million of tax pools were transferred to ProspEx.
As part of the Arrangement, the Company incurred $8.5 million in payments to employees and officers, including termination, retention and transaction bonus payments. These costs have been reflected as a Plan of Arrangement expense in the statement of earnings. All other direct costs of the restructuring in the amount of $10.6 million were charged to unitholders’ capital.
In conjunction with the Arrangement, the Trust and ProspEx entered into an administrative and technical services agreement pursuant to which the Trust provided certain administrative and technical services to ProspEx until March 31, 2005.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

6.	RECONCILIATION OF DISTRIBUTIONS

	2005	2004

	($ thousands except
	per unit amounts)
Cash distributions during the period	97,337	16,788
Accumulated cash distributions, beginning of period	16,788	—

Accumulated cash distributions, end of period	114,125	16,788

Cash distributions per unit(1)	1.71	0.42
Accumulated cash distributions per unit, beginning of period	0.42	—
Accumulated cash distributions per unit, end of period	2.13	0.42

(1)	Represents the sum of the distributions declared on each trust unit during the year.

7.	PROPERTY, PLANT AND EQUIPMENT

	2005	2004

	($ thousands)
Oil and gas properties	1,123,915	646,224
Other capital assets	5,581	4,959

	1,129,496	651,183
Less accumulated depletion, depreciation and amortization	(366,305)	(291,521)

Total capital assets, net	763,191	359,662

At December 31, 2005, oil and gas assets included $23.0 million (2004 — $7.0 million) relating to unproved properties which have been excluded from the depletion calculation. Future development costs related to proved undeveloped reserves of $81.3 million (2004 — $59.9 million) are included in the depletion calculation.
In 2005, the Trust capitalized $3.4 million (2004 — $3.7 million) of overhead directly related to acquisition, exploration and development activities.
In 2004, the Company sold to an unrelated third party certain coalbed methane and shallow gas properties for cash consideration of $37.7 million.
At December 31, 2005, the Trust applied a ceiling test to its oil and gas assets using expected future market prices of:

	2006	2007	2008	2009	2010	Thereafter

Natural gas ($ per thousand cubic feet)(1)	10.14	9.96	9.95	8.39	7.86	+2.0%/yr
Natural gas liquids ($ per barrel)(1)	60.10	60.57	58.56	56.33	55.11	+2.0%/yr
Crude oil ($ per barrel)(2)	66.55	67.07	64.84	62.37	61.02	+2.0%/yr

(1)	Weighted average plantgate price

(2)	Weighted average wellhead price
A ceiling test surplus existed at December 31, 2005 and 2004.

8.	BANK LOANS
The Trust executed an amended and restated credit agreement August 2005, which increased the Trust’s credit facility by $30 million to $280 million (2004 — $150 million). The credit agreement provides for an extendible revolving term and is secured by a $500 million (2004 — $250 million) demand debenture and a first floating charge on all petroleum and natural gas assets of the Trust. The interest rate paid on the utilized portion of the facility for the year ended December 31, 2005 was approximately 3.5 percent (2004 — 3.4 percent). The facility is fully revolving until May 31, 2006 and may be extended at the mutual agreement of the Trust and its lenders for an additional year. If the credit facility is not extended, a balloon payment is required on June 1, 2007.
The Trust has no debt denominated in a foreign currency.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

9.	CONVERTIBLE DEBENTURES
On July 28, 2005, the Trust issued $100 million principal amount of 6.5 percent convertible extendible unsecured subordinated debentures for net proceeds of $96 million. The Debentures bear interest from the date of issue, which is paid semi-annually in arrears on June 30 and December 31 of each year. The Debentures are convertible at the option of the holder at any time into fully paid trust units at a conversion price of $13.85 per unit. The Debentures mature on December 31, 2010. After December 31, 2008, the Trust may elect to redeem all or a portion of the outstanding debentures at a price of $1,050 per debenture or $1,025 per debenture after December 31, 2009. At December 31, 2005, the principal amount outstanding on the Debentures is $95.9 million.
The Debentures have been classified as debt, net of the fair value of the conversion feature at the date of issue, which has been classified as part of unitholders’ equity. The fair value of the conversion feature was calculated using an option pricing model. The debt portion will accrete up to the principal balance over the term of the Debentures. Issue costs have been classified as deferred financing charges and are being amortized over the term of the Debentures. The accretion of the debt portion, amortization of issue costs and the interest paid are expensed within “Interest and financing” in the consolidated statement of earnings. If Debentures are converted into units, that portion of the value of the conversion feature within unitholders’ equity will be reclassified to trust units along with the principal amount converted.
The following table sets forth a reconciliation of the Debenture activity:

	Debt	Equity
	Portion	Portion	Total

	($ thousands)
July 28, 2005 Issuance	97,820	2,180	100,000
Accretion	171	—	171
Conversion to trust units	(4,125)	(90)	(4,215)

Balance, December 31, 2005	93,866	2,090	95,956

10.	ASSET RETIREMENT OBLIGATION
The Trust has recorded the fair value of legal obligations associated with the retirement of all of its long-lived tangible assets, including its producing well sites and natural gas processing plants. The estimation of these costs is based on engineering estimates using current costs and technology and in accordance with current legislation and industry practice.

	2005	2004

	($ thousands)
Balance, beginning of year	11,006	13,489
Transfer to ProspEx	—	(3,492)
Increase in liability from acquisitions	12,240	—
Liabilities incurred	875	611
Liabilities settled	(1,118)	(504)
Accretion expense	1,198	902
Revisions in estimated cash flows	(142)	—

Balance, end of year	24,059	11,006

The Trust used a credit adjusted, risk-free annual discount of seven percent and an inflation rate of two percent per annum to calculate the present value of the obligations. Undiscounted expenditures of $86.8 million are expected to be made over the next 45 years.

11.	UNITHOLDERS’ CAPITAL AND EXCHANGEABLE SHARES
Effective June 30, 2005, the Trust eliminated its dual trust unit structure. All trust units have the same rights to vote, receive distributions and participate in the assets of the Trust upon any wind-up or dissolution. There are no residency restrictions on the trust units. Prior to this, the capital structure of the Trust consisted of Class A trust units and Class B

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
trust units. The Class A and Class B trust units had the same rights to vote, receive distributions and participate in the assets of the Trust upon any wind-up or dissolution. Class A trust units had no residency restrictions whereas the Class B trust units could only be held by Canadian residents.

(A) ISSUED AND OUTSTANDING
A summary of unitholders’ capital for the years ended December 31, 2005 and 2004 is as follows:

	Number	Amount

	(Thousands)	($ thousands)
Balance at December 31, 2004	40,183	298,726
Plan of Arrangement and trust unit issuance costs	—	(338)
Fair value of trust units issued on acquisition of Resolute	24,078	301,332
Units issued on conversion of exchangeable shares	1,797	12,521
Step purchase on exchangeable shares	—	1,406
Units issued on conversion of 6.5% convertible debentures	300	4,215

Total trust units as at December 31, 2005	66,358	617,862

(B) TRUST PERFORMANCE UNIT INCENTIVE PLAN AND STOCK OPTIONS
In accordance with the Arrangement, all outstanding stock options of the Company vested upon the completion of the Arrangement. $1.0 million, being the unexpensed portion of the fair value of the outstanding options, was expensed in the third quarter of 2004. In accordance with the Arrangement, the options outstanding at September 30, 2004 were converted into options to acquire Class B trust units and options to acquire common shares of ProspEx. All options were exercised within 30 days of the closing of the Arrangement. The continuity of the option plan is as follows:

		2004
	2005	Weighted Average
	Performance
	Units	Options	Exercise Price

	(Thousands)	(Thousands)	($/unit)
Outstanding at beginning of year	—	11,079	2.63
Granted	527	40	2.81
Exercised	—	(9,510)	2.35
Cancelled	(62)	(1,609)	4.15

Outstanding at end of year	465	—	—

The Trust has implemented a Performance Unit Incentive Plan (the “Plan”). Under the Plan, the Trustees may grant up to 5 percent of the number of units outstanding (including trust units issuable upon the exchange of exchangeable shares) from time to time to Trustees, officers, employees of, or providers of services to the Trust. Performance units will vest over a period of one to three years and result in the issuance of trust units (the actual number of units is determined by a performance factor). The performance factor is established based on the Trust’s performance relative to its peers.
As at December 31, 2005, 464,651 (2004 — Nil) performance units were issued and outstanding. The fair value of performance units is estimated at the time they are granted and expensed over the vesting period. During the fourth quarter of 2005, the performance factor assumption on performance units vesting on January 1, 2006 was reduced from 1.0 to 0.25. For 2005, unit-based compensation expense of $2.7 million (2004 — $1.8 million) was recorded in the statement of earnings with a corresponding increase to contributed surplus. The contributed surplus balance is transferred to unitholders’ equity when the units are ultimately issued.

(C) PER UNIT AMOUNTS
Basic per unit amounts are calculated using the weighted average number of units outstanding during the period. Diluted per unit amounts include the dilutive effect of convertible debentures and exchangeable shares using the “if-converted” method. The dilutive effect of performance units is including using the fair value method and the dilutive effect of stock options is included using the treasury stock method. An adjustment to the numerator of earnings per share amount was required in the diluted calculation to provide for the earnings ($2.4 million) attributable to the non-

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
controlling interest and the interest on the convertible debentures ($2.7 million). The following table summarizes the trust units used in calculating net earnings per unit.
Basic per unit amounts are calculated using the weighted average number of units outstanding during the period. Diluted per share amounts are calculated based on the treasury stock method, which assumes that any proceeds obtained on the exercise of stock options would be used to purchase trust units at the average price during the period. The weighted average number of units outstanding is then adjusted by this amount. The following table summarizes the trust units used in calculating net income per unit.

	2005	2004

	(Thousands)
Weighted average number of units outstanding — basic	56,869	40,023
Effect of performance units	310	469
Trust units issuable on conversion of exchangeable shares	1,772	558
Trust units issuable on conversion of debentures	3,016	—

Weighted average number of units outstanding — diluted	61,967	41,050

12.	NON-CONTROLLING INTEREST
Upon Esprit’s conversion to a Trust on October 1, 2004, Canadian residents were issued exchangeable shares of a subsidiary, rather than trust units, if they so elected. Exchangeable shares of the subsidiary are exchangeable at any time, based on the exchange ratio, into trust units at the option of the holder. The exchange ratio is increased monthly based on the cash distributions paid and the volume-weighted average market trading price over the five days ending on the distribution record date. Cash distributions are not paid on exchangeable shares. Exchangeable shares are classified as non-controlling interest on the balance sheet and their portion of net earnings is reflected as non-controlling interest on the statement of earnings.
On October 1, 2007, the Trust will issue trust units in exchange for all remaining outstanding exchangeable shares based on the then applicable exchange ratio. The following table summarizes the exchangeable shares exchanged for trust units during the year ended December 31, 2005:

	Number of
Exchangeable shares	Shares	Amount

	(Thousands)	($ thousands)
Issued on October 1, 2004	2,443	18,066
Exchanged for trust units	(395)	(3,029)
Non-controlling interest in net earnings	—	694

Balance, December 31, 2004	2,048	15,731
Exchanged for trust units	(1,581)	(11,879)
Non-controlling interest in net income	—	2,428

Balance, December 31, 2005	467	6,280

Exchange ratio, December 31, 2005	1.16760
Trust units issuable upon conversion	545

The exchangeable shares of the subsidiary are accounted for in accordance with EIC 151 “Exchangeable Securities Issued by Subsidiaries of Income Trusts”. The exchangeable shares are presented as a non-controlling interest because they fail to meet the non-transferability criteria necessary in order for them to be classified as equity. Holders of exchangeable shares do not receive distributable cash from the Trust. Rather, on each distribution payment date, the number of trust units into which each exchangeable share is exchangeable is increased on a cumulative basis in respect of the distribution. A non-controlling interest charge has been made to net earnings equivalent to the exchangeable shareholders’ proportionate share of the Trust’s consolidated net income with a corresponding increase to the non-controlling interest on the balance sheet.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

13.	FINANCIAL INSTRUMENTS
The Trust enters into commodity price derivative contracts to reduce the impact of volatile commodity prices. The following contracts were in place December 31, 2005:

	Notional	Physical/
Natural Gas Contracts	Volumes	Financial	Term			Price

	(GJ/d)
						($/GJ)
AECO Fixed Price	20,000	Financial	Nov. 1, 2005	-	Mar. 31, 2006			9.76
AECO Fixed Price	2,500	Physical	Nov. 1, 2005	-	Mar. 31, 2005			9.00
AECO Collar	2,500	Financial	Nov. 1, 2005	-	Mar. 31, 2006	7.00	-	9.00
AECO Collar	2,500	Financial	Nov. 1, 2005	-	Mar. 31, 2006	7.00	-	9.50
AECO Collar	2,500	Financial	Nov. 1, 2005	-	Mar. 31, 2006	7.50	-	10.00
AECO Collar	2,500	Financial	Nov. 1, 2005	-	Mar. 31, 2006	7.50	-	10.50
AECO Collar	2,500	Financial	Nov. 1, 2005	-	Mar. 31, 2006	7.50	-	11.00
AECO Collar	2,500	Financial	Nov. 1, 2005	-	Mar. 31, 2006	7.50	-	12.45
AECO Collar	2,500	Financial	Nov. 1, 2005	-	Mar. 31, 2006	8.00	-	14.00
AECO Collar	2,500	Financial	Nov. 1, 2005	-	Mar. 31, 2006	8.00	-	15.20
AECO Collar	2,500	Financial	Nov. 1, 2005	-	Mar. 31, 2006	9.00	-	16.70
AECO Fixed Price	17,500	Physical	Jan. 1, 2006	-	Jan. 31, 2006			12.3075
AECO Fixed Price	7,500	Physical	Feb. 1, 2006	-	Feb. 28, 2006			15.18
AECO Collar	2,500	Financial	Apr. 1, 2006	-	Oct. 31, 2006	7.50	-	10.10
AECO Collar	2,500	Financial	Apr. 1, 2006	-	Oct. 31, 2006	8.00	-	10.25
AECO Fixed Price	12,500	Financial	Apr. 1, 2006	-	Oct. 31, 2006			8.87
AECO Fixed Price	2,500	Physical	Apr. 1, 2006	-	Oct. 31, 2006			9.05
AECO Collar	2,500	Financial	Apr. 1, 2006	-	Oct. 31, 2006	9.50	-	13.00

	Notional
Crude Contracts	Volumes	Type	Term			Price

	(Bbl/d)
						(Cdn. $/bbl)
WTI Nymex Fixed Price	650	Financial	Nov. 1, 2005	-	Oct. 31, 2008	71.50
As at December 31, 2005, the Trust would have realized a loss of approximately $6.0 million (2004 — gain of $4.3 million) were all commodity hedging contracts closed out.
The carrying value of accounts receivable, deposits and accounts payable and accrued liabilities and distributions payable approximate their fair value due to their demand nature or relatively short periods to maturity. The fair value of the bank loan approximates its carrying value as it bears interest at a floating rate. The fair value of the convertible debentures is approximately $105.3 million.
A substantial portion of the Trust’s accounts receivable are with customers and joint venture partners in the oil and gas industry and are subject to normal industry credit risks. The Trust has no significant concentration of credit risk. Purchasers of oil, gas and natural gas liquids are subject to an internal credit review to minimize the risk of non-payment. Commodity price derivative contracts are with counterparties that have investment grade credit ratings thereby mitigating credit risk.
The Trust is exposed to foreign currency fluctuations as oil prices received are referenced to US dollar denominated prices and natural gas and natural gas liquids prices are influenced by US dollar denominated markets.
The Trust is exposed to a floating rate of interest on all of its bank loans.
The Trust has no instruments in place at December 31, 2005 (2004 — Nil) to manage the foreign currency and interest rate exposures.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

14.	FUTURE INCOME TAXES
The provision for future income taxes differs from the amount computed by applying the combined statutory Canadian Federal and Provincial tax rates to earnings before taxes. The reasons for these differences are as follows:

	2005	2004

	($ thousands except
	where noted)
Earnings before income taxes and non-controlling interest	77,179	40,650
Rate	37.62%	38.62%

Computed expected provision for future income taxes	29,035	15,699
Increase (decrease) in taxes resulting from:
Non-deductible Crown payments, net of ARTC	11,384	8,824
Resource allowance	(14,122)	(8,429)
Net income of the Trust and other	(28,019)	(5,902)
Non-deductible unit-based compensation	993	627
Effect of change in tax rate	(93)	251
Valuation allowance	—	15

	(822)	11,085
Capital taxes	1,121	772

Income tax expense	299	11,857

The components of the future income tax asset at December 31, 2005 and 2004 are as follows:

	2005	2004

	($ thousands)
Tax assets:
Loss carryforwards and other	7,581	55,381
Asset retirement obligation	8,089	3,700
Share issue costs	231	333

	15,901	59,414
Tax liabilities:
Capital assets	126,338	75,225

	(110,437)	(15,811)
Valuation allowance	(3,545)	(3,545)

Future tax (liability) asset	(113,982)	(19,356)

The Trust meets criteria qualifying it for income tax treatment permitting a tax deduction for distributions paid to the unit holders in addition to other deductions available in the Trust. At December 31, 2005, the book amounts of the Trust’s assets and liabilities exceed the tax basis by $3.2 million.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

15.	COMMITMENTS
The Company has committed to certain payments over the next five years as follows:

	2006	2007	2008	2009	2010

	($ thousands)
Bank loan(1)	—	144,316	—	—	—
Convertible debentures(2)	—	—	—	—	95,850	(2)
Pipeline transportation	2,090	1,482	1,182	—	—
Operating leases	362	403	435	443	479
Software licenses	562	—	—	—	—

	3,014	146,201	1,617	443	96,329

(1)	The credit facility may be extended at the mutual agreement of the Trust and its lenders in May 2006. The Trust intends to extend the terms of this agreement on an ongoing basis. If the facility is not extended, a balloon payment is required on June 1, 2007. Additional details regarding the Trust’s bank loans debt are described in Note 8.

(2)	As described in Note 9, the Debentures mature on December 31, 2010. The Trust has the option to settle the Debentures with either cash or trust units.

SCHEDULE “B”
Unaudited comparative consolidated financial statements of Esprit for the six months ended June 30, 2006, together with the notes thereto

ESPRIT ENERGY TRUST
CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2006	2005

	(Unaudited)
	(Stated in thousands
	of dollars)
ASSETS
Current assets
Accounts receivable	$29,086	$43,433
Prepaid expenses	6,291	7,684

	35,377	51,117
Property, plant and equipment, net	734,061	763,191
Goodwill	147,622	147,622
Deferred financing charges, net	3,581	3,933

	$920,641	$965,863

LIABILITIES
Current liabilities
Accounts payable and accrued liabilities	$39,304	$61,954
Unit holder distributions payable	9,973	9,948

	49,277	71,902
Bank loan (Note 2)	141,830	144,239
Convertible debentures (Note 3)	94,057	93,866
Asset retirement obligations (Note 4)	25,206	24,059
Future income taxes	106,668	113,982

	417,038	448,048
Non-controlling interest (Note 5)	4,019	6,280
UNITHOLDER’S EQUITY
Unit holder’s capital (Note 6)	623,592	617,862
Equity component of convertible debentures (Note 3)	2,090	2,090
Contributed surplus (Note 6)	6,716	2,638
Deficit	(132,814)	(111,055)

Total unit holder’s equity	499,584	511,535

	$920,641	$965,863

Subsequent events (Note 11)
See accompanying notes to consolidated financial statements

CONSOLIDATED STATEMENTS OF EARNINGS AND RETAINED EARNINGS (DEFICIT)

	Three Months Ended		Six Months Ended
	June 30		June 30

	2006	2005	2006	2005

	(Unaudited)
	(Stated in thousands of dollars, except per unit amounts)
Revenue
Oil and gas	$77,658	$57,940	$165,931	$100,997
Royalties	(17,090)	(12,182)	(38,684)	(22,372)
Other income	559	—	1,449	—

	61,127	45,758	128,696	78,625

Expenses
Operating	14,227	10,412	28,134	17,824
Transportation	592	558	1,265	977
Depletion, depreciation and amortization	25,559	15,821	50,732	26,008
General and administrative	3,862	1,957	6,899	3,529
Interest and financing (Note 9)	3,677	1,124	7,364	2,008
Accretion of asset retirement obligation	433	323	871	516
Unit-based compensation	2,711	802	3,141	1,232
Other	—	788	—	804

	51,061	31,785	98,406	52,898
Earnings before income taxes and non-controlling interest	10,066	13,973	30,290	25,727

Income taxes
Capital tax (recovery)	(5)	349	307	445
Future (reduction)	(8,579)	(2,922)	(8,515)	(2,852)

	(8,584)	(2,573)	(8,208)	(2,407)

Earnings before non-controlling interest	18,650	16,546	38,498	28,134
Non-controlling interest (Note 5)	238	640	494	1,199

Net earnings for the period	18,412	15,906	38,004	26,935
Deficit, beginning of period	(121,329)	(94,033)	(111,055)	(88,170)
Distributions paid or declared (Note 8)	(29,897)	(23,703)	(59,763)	(40,595)

Deficit, end of period	$(132,814)	$(101,830)	$(132,814)	$(101,830)

Net earnings per unit — basic	0.28	0.28	0.57	0.55
— diluted	0.27	0.27	0.55	0.53
See accompanying notes to consolidated financial statements

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended		Six Months Ended
	June 30		June 30

	2006	2005	2006	2005

	(Unaudited)
	(Stated in thousands of dollars)
OPERATIONS
Net earnings for the period	$18,412	$15,906	$38,004	$26,935
Items not involving cash
Depletion, depreciation and amortization	25,559	15,821	50,732	26,008
Unit-based compensation	2,711	802	3,141	1,232
Accretion of asset retirement obligation	433	323	871	516
Accretion of convertible debentures	92	—	191	—
Amortization of deferred financing charges	164	—	352	—
Future income taxes	(8,579)	(2,922)	(8,515)	(2,852)
Non-controlling interest	238	640	494	1,199
Asset retirement expenditures	(187)	(66)	(496)	(77)

	38,843	30,504	84,774	52,961
Changes in non-cash working capital from operations	3,546	(329)	(4,224)	(4,132)

	42,389	30,175	80,550	48,829

FINANCING
Distributions	(29,897)	(23,703)	(59,763)	(40,595)
Change in unit holder distributions payable	12	3,393	25	3,405
Increase (decrease) in bank loans	6,599	17,934	(2,409)	24,225
Plan of arrangement costs and other	—	(136)	—	(251)

	(23,286)	(2,512)	(62,147)	(13,216)

INVESTMENTS
Exploration and development expenditures	(15,424)	(18,334)	(30,852)	(28,788)
Property dispositions	—	—	16,000	—
Office equipment and other	(703)	(246)	(865)	(304)
Corporate acquisitions	—	(6,971)	—	(7,000)
Changes in non-cash working capital from investments	(2,976)	(2,112)	(2,686)	479

	(19,103)	(27,663)	(18,403)	(35,613)

Change in cash	—	—	—	—
Cash, beginning of period	—	—	—	—

Cash, end of period	$—	$—	$—	$—

Supplementary cash flow information
Cash taxes paid	$260	$245	$740	$585
Interest paid	$5,003	$1,124	$6,873	$1,996
See accompanying notes to consolidated financial statements

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2006
(unaudited)
(stated in thousands of dollars, unless otherwise indicated)

1.	BASIS OF PRESENTATION
The unaudited interim consolidated financial statements include the accounts of the Trust and its subsidiaries and have been prepared by management in accordance with accounting policies generally accepted in Canada. The unaudited interim consolidated financial statements have been prepared following the same accounting policies and methods of computation as the audited consolidated financial statements for the fiscal year ended December 31, 2005. The disclosures included below are incremental to those included with the annual consolidated financial statements. These interim consolidated financial statements should be read in conjunction with the consolidated financial statements and the notes thereto in the Trust’s annual report for the year ended December 31,2005. Certain comparative amounts have been reclassified to conform with current year’s presentation.

2.	BANK LOAN
Effective July 5, 2006, the Trust has amended and restated its credit facility with a syndicate of four Canadian chartered banks. The credit facility has been increased from $280 million to $330 million. The credit agreement provides for an extendible revolving term and is secured by a $500 million demand debenture and a first floating charge on all petroleum and natural gas assets of the Trust. The interest rate paid on the utilized portion of the facility for the quarter was approximately 5.0 percent (2005 — 3.5 percent). The facility is fully revolving until May 31, 2007 and may be extended at the mutual agreement of the Trust and its lenders for an additional year. If the credit facility is not extended, a balloon payment is required on June 1, 2008.
The Trust has no debt denominated in a foreign currency.

3.	CONVERTIBLE DEBENTURES
On July 28, 2005, the Trust issued $100 million principal amount of 6.5 percent convertible unsecured subordinated debentures for net proceeds of $96 million. The Debentures bear interest from the date of issue, which is paid semi-annually in arrears on June 30 and December 31 in each year. Debentures have a face value of $1,000 and are convertible at the option of the holder at any time into fully paid trust units at a conversion price of $13.85 per unit. The Debentures mature on December 31, 2010. After December 31, 2008, the Trust may elect to redeem all or a portion of the outstanding Debentures at a price of $1,050 per debenture or $1,025 per debenture after December 31, 2009. At June 30,2006,the principal amount outstanding on the Debentures is $95.9 million.
The Debentures have been classified as debt net of the fair value of the conversion feature at the date of issue, which has been classified as part of unitholders’ equity. The debt portion will accrete up to the outstanding principal balance at maturity. Issue costs have been classified as deferred financing charges and are being amortized over the term of the Debentures. The accretion of the debt portion, amortization of issue costs and the interest cost are expensed within “Interest and financing” in the consolidated statement of earnings. If Debentures are converted into units, that portion of the value of the conversion feature within unit holders’ equity will be reclassified to trust units along with the principal amount converted.
The following table sets forth a reconciliation of the Debenture activity for the six-month period ended June 30, 2006:

	Debt	Equity
	Portion	Portion	Total

	($ thousands)
Balance, December 31, 2005	$93,866	$2,090	$95,956
Accretion	191	—	191
Conversion to trust units	—	—	—

Balance, June 30, 2006	$94,057	$2,090	$96,147

4.	ASSET RETIREMENT OBLIGATION
The Trust has recorded the fair value of legal obligations associated with the retirement of all of its long lived tangible assets, including its producing well sites and natural gas processing plants. The estimation of these costs is based on

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
engineering estimates using current costs and technology and in accordance with current legislation and industry practice.

	Six Months Ended	Twelve Months Ended
	June 30, 2006	December 31, 2005

	($ thousands)
Balance, beginning of period	$24,059	$11,006
Increase in liability from acquisitions	—	12,240
Liabilities incurred	128	875
Liabilities settled	(496)	(1,118)
Accretion expense	871	1,198
Revisions in estimated cash flows	644	(142)

Balance, end of period	$25,206	$24,059

The Trust used a credit adjusted, risk-free annual discount rate of seven percent and an inflation rate of two percent per annum to calculate the present value of the obligations. Undiscounted expenditures of $91.7 million are expected to be made over the next 45 years.

5.	NON-CONTROLLING INTEREST
Upon the conversion to a Trust on October 1, 2004, Canadian residents were issued exchangeable shares of the Company, rather than trust units, if they so elected. Exchangeable shares of the Company are exchangeable at the option of the holder at any time, based on the exchange ratio, into trust units at the option of the holder. The exchange ratio is increased monthly based on the cash distributions paid and the volume-weighted average market trading price over the five days ending on the distribution record date. Cash distributions are not paid on exchangeable shares. Exchangeable shares are classified as non-controlling interest on the balance sheet and their portion of net earnings is reflected as non-controlling interest on the statement of earnings. Upon conversion, that portion of the noncontrolling interest represented by the exchangeable shares exchanged for trust units is removed from the non-controlling interest and added to unitholders’ capital. At June 30, 2006, there were 392,243 exchangeable shares outstanding which could be exchanged for 491,837 trust units.
On October 1, 2007, the Trust will issue trust units in exchange for all remaining outstanding exchangeable shares based on the then applicable exchange ratio.
The following table summarizes the changes in the non-controlling interest during the period:

	June 30,	December 31,
	2006	2005

	($ thousands)
Non-controlling interest, beginning of period	$6,280	$15,731
Exchanged for trust units	(2,755)	(11,879)
Current period net earnings attributable to non-controlling interest	494	2,428

Non-controlling interest, end of period	$4,019	$6,280

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

6.	UNITHOLDERS’ CAPITAL

(A)	ISSUED AND OUTSTANDING

	June 30, 2006		December 31, 2005

	Number		Number
	of Units	Amount	of Units	Amount

	($ thousands, number of units — thousands)
Balance, beginning of period	66,358	$617,862	40,183	$298,726
Plan of Arrangement and trust unit issuance costs	—	—	—	(338)
Fair value of trust units issued on acquisition of Resolute Energy Inc.	—	—	24,078	301,332
Units issued on conversion of exchangeable shares	90	2,755	1,797	12,521
Step purchase on exchangeable shares	—	2,565	—	1,406
Units issued on conversion of convertible debenture	—	—	300	4,215
Units issued on exercising of performance units (Note 7)	46	—	—	—
Transfer to equity from contributed surplus	—	410	—	—

Balance, end of period	66,494	$623,592	66,358	$617,862

(B)	PER UNIT AMOUNTS
Basic per unit amounts are calculated using the weighted average number of units outstanding during the period. Diluted per unit amounts include the dilutive effect of convertible debentures and exchangeable shares using the “if-converted” method. The dilutive effect of performance units is included using the fair value method. An adjustment to the numerator of diluted earnings per share calculation was required to provide for the earnings ($0.2 million and $0.5 million for the three and six-month periods ended June 30, 2006) attributable to the non-controlling interest and the interest on the convertible debentures ($1.6 million and $3.1 million for the three and six-month periods ended June 30, 2006).
The following table summarizes the trust units used in the per unit calculations:

	Three Months Ended		Six Months Ended
	June 30,		June 30,

	2006	2005	2006	2005

	(Number of units — thousands)
Weighted average number of units outstanding — basic	66,462	56,802	66,424	48,576
Effect of performance units	1,675	146	1,668	88
Trust units issuable on conversion of exchangeable shares	508	2,013	529	2,079
Trust units issuable on conversion of debentures	6,921	—	6,921	—

Weighted average number of units outstanding — diluted	75,566	58,961	75,542	50,743

(C)	CONTRIBUTED SURPLUS
The following is a schedule outlining the components within contributed surplus:

	June 30,	December 31,
	2006	2005

	($ thousands)
Contributed surplus, beginning of period	$2,638	$—
Unit based compensation	4,488	2,638
Conversion of performance units	(410)	—

Contributed surplus, end of period	$6,716	$2,638

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

7.	UNIT BASED COMPENSATION PLAN

(Number of
units — thousands)

Balance, December 31, 2005	465
Granted	663
Exercised	(46)
Cancelled	(214)

Balance, June 30, 2006	868

The Trust has implemented a Performance Unit Incentive Plan (the “Plan”). Under the Plan, the Trustees may grant up to five percent of the number of units outstanding (including trust units issuable upon the exchange of exchangeable shares) from time to time to Trustees, officers, employees of, or providers of services to the Trust. Performance units will vest over a period of one to three years and result in the issuance of a number of trust units (the actual number of units is determined by a performance factor). The performance factor is established based on the Trust’s performance relative to its peers. The maximum number of units issuable under the PUIP are approximately two million units.
The fair value of performance units is estimated at the time they are granted and expensed over the vesting period. The fair value of the performance units granted for the three and six-month periods ended June 30,2006,was approximately $2.3 million and $3.9 million respectively. For the three and six-month periods ended June 30,2006,unit-based compensation expense of $2.7 million and $3.1 million, respectively (2005 — $0.8 million and $1.2 million) was recorded in the statement of earnings. The Trust has capitalized $1.7 million of unit-based compensation in the current period. Previously the Trust did not record capitalization of its unit-based compensation. A corresponding increase to contributed surplus was recorded for the amounts related to unit-based compensation. The contributed surplus balance is transferred to equity when the units are ultimately issued.

8.	DISTRIBUTIONS
The Trust pays distributions to the unitholders of record at the end of each month. Payments are made on the 15th day of the following month or the next business day where such date falls on a weekend or holiday. For the three-month period ended June 30, 2006, the Trust declared distributions of $0.15 per unit per month.

	Three Months Ended		Six Months Ended
	June 30,		June 30,

	2006	2005	2006	2005

	($ thousands, except per unit amounts)
Cash distributions	$29,897	$23,703	$59,763	$40,595
Accumulated cash distributions, beginning of period	143,991	33,680	114,125	16,788

Accumulated cash distributions, end of period	$173,888	$57,383	$173,888	$57,383

Cash distributions per unit(1)	$0.45	$0.42	$0.90	$0.84
Accumulated cash distributions per unit, beginning of period	2.58	0.84	2.13	0.42

Accumulated cash distributions per unit, end of period	$3.03	$1.26	$3.03	$1.26

(1)	Represents the sum of the distributions declared on each trust unit during the period.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

9.	INTEREST AND FINANCING
The following is a schedule outlining the components within interest and financing charges:

	Three Months		Six Months Ended
	Ended June 30,		June 30,

	2006	2005	2006	2005

	($ thousands)
Interest on bank loans	$1,842	$1,124	$3,706	$2,008
Interest on Debentures	1,579	—	3,115	—
Amortization of Debenture issue costs	164	—	352	—
Accretion on debt portion of Debentures	92	—	191	—

Total interest and financing charges	$3,677	$1,124	$7,364	$2,008

10.	FINANCIAL INSTRUMENTS

(A)	COMMODITY CONTRACTS
The Trust enters into commodity price derivative contracts to reduce the impact of volatile commodity prices. The following contracts were in place at June 30, 2006:

	Notional	Physical/
Natural Gas Contracts	Volumes	Financial	Term	Average Price

	GJ/d
AECO Fixed Price	12,500	Financial	Apr. 1/06 - Oct. 31/06	$8.87
AECO Fixed Price	2,500	Physical	Apr. 1/06 - Oct. 31/06	$9.05
AECO Collar	2,500	Financial	Apr. 1/06 - Oct. 31/06	$7.50 - 10.10
AECO Collar	2,500	Financial	Apr. 1/06 - Oct. 31/06	$8.00 - 10.25
AECO Collar	2,500	Financial	Apr. 1/06 - Oct. 31/06	$9.50 - 13.00
AECO Fixed Price	7,500	Financial	Nov. 1/06 - Mar. 31/07	$9.64
AECO Fixed Price	5,000	Financial	Apr. 1/07 - Oct. 31/07	$8.36

	Notional
Crude Contracts	Volumes	Type	Term	Price

	bbl/d			($Cdn./bbl)
WTI Nymex Fixed Price — CAD	650	Financial	Nov. 1/05 - Oct. 31/08	$71.50
WTI Nymex Fixed Price — CAD	350	Financial	Nov. 1/06 - Oct. 31/08	$79.35
As at June 30, 2006, the Trust would have realized a gain of approximately $5.9 million (2005 — $1.5 million) had all commodity hedging contracts been closed out.

(B) FAIR VALUE OF FINANCIAL INSTRUMENTS
The carrying value of accounts receivable, prepaid expenses, accounts payable and accrued liabilities and unitholder distributions payable approximate their fair value due to their demand nature or relatively short periods to maturity. The fair value of the bank loan approximates its carrying value as it bears interest at a floating rate. The fair value of the convertible debentures outstanding at June 30, 2006, was approximately $96.1 million.
A substantial portion of the Trust’s accounts receivable are with customers and joint venture partners in the oil and gas industry and are subject to normal industry credit risks. The Trust has no significant concentration of credit risk. Purchasers of oil, gas and natural gas liquids are subject to an internal credit review to minimize the risk of non-payment. Commodity price derivative contracts are with counterparties that have investment grade credit ratings thereby mitigating credit risk.
The Trust is exposed to foreign currency fluctuations as oil prices received are referenced to U.S. dollar denominated prices and natural gas and natural gas liquids prices are influenced by U.S. dollar denominated markets.
The Trust has no instruments in place at June 30, 2006, (2005 — Nil) to manage the foreign currency and interest rate exposures.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

11.	SUBSEQUENT EVENTS

(A) ACQUISITION
On July 5, 2006, the Trust announced that it had closed the acquisition of Trifecta Resources Inc. (“Trifecta”), a private oil & gas producer, for consideration of approximately $102 million. The Trust financed the acquisition of Trifecta by drawing on the Trust’s credit facility.

(B) AGREEMENT TO MERGE
On July 24, 2006, Pengrowth Energy Trust (“Pengrowth”) a senior oil and gas royalty trust listed on the TSX and NYSE (ticker symbols PGF.UN and PGH respectively),and the Trust announced that they have entered into an Agreement (“the Agreement”) providing for the combination of Pengrowth and the Trust (“the Combination”). Under terms of the Agreement, each unit of the Trust would be exchanged for 0.53 of a Pengrowth unit. The Board of Trustees of the Trust intends to declare a one time special distribution of $0.30 per unit of the Trust, payable prior to closing of the Combination. The Combination is subject to the approval of 66 2/3 percent of the Trust’s unitholders at a meeting to be held on September 26,2 006. The Combination is expected to be effective on or about September 28, 2006.

SCHEDULE “C”
Reconciliation of the consolidated financial statements of Esprit for the years ended
December 31, 2005 and 2004 to United States generally accepted accounting principles, together with the auditors’ report and the reconciliation of the unaudited interim consolidated financial statements of Esprit for the six months ended June 30, 2006 to United States generally accepted accounting principles.

AUDITORS’ REPORT ON RECONCILIATION TO UNITED STATES GAAP
To the Unitholders of Esprit Energy Trust
On February 14, 2006, we reported on the consolidated balance sheets of Esprit Energy Trust as at December 31, 2005 and 2004 and the consolidated statements of earnings and retained earnings (deficit) and cash flows for the years then ended. In connection with our audits conducted in accordance with Canadian generally accepted auditing standards of the aforementioned consolidated financial statements, we also have audited the related supplemental note entitled “Differences between Canadian and United States Generally Accepted Accounting Principles” attached hereto. This supplemental note is the responsibility of the Trust’s management. Our responsibility is to express an opinion on this supplemental note based on our audits.
In our opinion, such supplemental note, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.
(signed) “KPMG LLP”
Chartered Accountants
Calgary, Canada
August 21, 2006

DIFFERENCES BETWEEN CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES
(Tabular amount are stated in thousands of dollars except unit and per unit information)
The consolidated financial statements of Esprit Energy Trust (“Esprit” or “the Trust”) have been prepared in accordance with Canadian GAAP, which differs in some respects from U.S. GAAP. Any differences in accounting principles as they pertain to the consolidated financial statements are immaterial except as described below. Items required for financial disclosure under U.S. GAAP may be different from disclosure standards under Canadian GAAP; any such differences are not reflected here.
The application of U.S. GAAP would have the following effect on net income as reported for the 6 months period ended June 30, 2006 and years ended December 31, 2005 and 2004:

	6 months ended	Year ended	Year ended
	June 30,	December 31,	December 31,
	2006	2005	2004

	(unaudited)
Net income as reported for Canadian GAAP	$38,004	$74,452	$28,099
Adjustments:
Depletion and depreciation (a)	1,430	3,749	3,229
Unrealized gain/(loss) on derivative instruments (c)	11,925	(10,300)	4,300
Non-controlling interest (e)	494	2,428	694
Non-cash interest expense on debentures (g)	191	171	—
Reversal of unit based compensation expense under Canadian GAAP (b)	3,141	—	—
Cumulative effect of change in accounting policy under SFAS No. 123R (b)	(825)	—	—
Stock based compensation under U.S. GAAP (b)	(439)	—	—
Effect of applicable income taxes on the above adjustments	(4,490)	2,202	(2,830)

Net earnings and comprehensive income under U.S. GAAP	$49,431	$72,702	$33,492

Weighted average units for U.S. GAAP (000’s)
— Basic	66,953	58,641	40,581
— Diluted	75,542	61,967	41,050
Net earnings per unit under U.S. GAAP
— Basic	$0.74	$1.24	$0.83
— Diluted	$0.70	$1.22	$0.82

The application of U.S. GAAP would have the following effect on the consolidated balance sheets as reported at June 30, 2006, December 31, 2005, and December 31, 2004:

	June 30, 2006		December 31, 2005		December 31, 2004

	Canadian		Canadian		Canadian
	GAAP	U.S. GAAP	GAAP	U.S. GAAP	GAAP	U.S. GAAP

	(unaudited)
Assets
Derivative assets — current (c)	$—	$11,433	$—	$—	$—	$4,300
Property, plant and equipment, net (a)	734,061	702,784	763,191	735,351	359,662	331,159
Deferred financing charges, net (g)	3,581	—	3,933	—	—	—

Liabilities
Derivative liabilities
— current (c)	—	—	—	5,245	—	—
— non-current (c)	—	5,508	—	755	—	—
Performance unit liability (b)	—	4,146	—	—	—	—
Convertible debentures (g)	94,057	92,204	93,866	91,852	—	—
Future income taxes	106,668	112,581	113,982	116,605	19,356	25,219
Non-controlling interest (e)	4,019	—	6,280	—	15,731	—
Temporary equity (b)	—	732,829	—	846,994	—	493,372

Unitholders’ Equity
Unitholders’ capital (d)	623,592	—	617,862	—	298,726	—
Equity component of convertible debentures (g)	2,090	—	2,090	—	—	—
Contributed surplus (b)	6,716	—	2,638	2,638	—	—
Deficit	(132,814)	(266,365)	(111,055)	(370,199)	(88,170)	(297,151)
The above noted differences between Canadian GAAP and U.S. GAAP are the result of the following:

(a)	Under Canadian GAAP, the Trust performs an impairment test that limits capitalized costs to the discounted estimated future net revenue from proved and risked probable oil and natural gas reserves plus the cost of unproved properties less impairment, using forward prices. The discount rate used is equal to the risk free interest rate. Under U.S. GAAP, entities using the full cost method of accounting for oil and gas producing activities perform a ceiling test on each cost centre using discounted estimated future net revenue from proved oil and gas reserves using a discount rate of 10 per cent. Prices used in the U.S. GAAP ceiling tests are those in effect at year end.

Where the amount of a ceiling test write-down under Canadian GAAP differs from the amount of the write-down under U.S. GAAP, the charge for depreciation and depletion under US and Canadian GAAP will differ in subsequent years. The amount recorded for depletion and depreciation have been adjusted in the periods following the ceiling test write-downs taken in 1999 and 2001 under U.S. GAAP.

(b)	Under Canadian GAAP, the Company follows the fair value method of accounting for unit-based compensation in respect of options granted on or after January 1, 2003. U.S. GAAP, SFAS 123 “Accounting for Stock-Based Compensation” determines compensation expense using the same method and as such there is no difference between Canadian and U.S. GAAP in respect of options granted on or after January 1, 2003 and prior to adoption of SFAS 123R. The compensation expense associated with options granted prior to January 1, 2003 is disclosed on a pro forma basis. Because all options were either exercised or cancelled in 2004, there is no pro forma expense disclosed for December 31, 2005 and June 30, 2006.

Year ended December 31,	2004

Net earnings for the year under U.S. GAAP	$33,492
Compensation expense related to options granted prior to January 1, 2003	809

Pro forma net earnings under U.S. GAAP	$32,683

Pro forma net earnings per unit under U.S. GAAP
Basic	$0.81
Diluted	$0.80

Effective January 1, 2006, the Trust adopted SFAS No. 123 (revised 2004), “Share-Based Payment”, (“SFAS No. 123R”) which is a revision of SFAS No. 123, “Accounting for Stock-based Compensation”. SFAS No. 123R requires all share-based payments to employees, including grants of employee stock options, be recognized in the financial statements based on their fair values. Liability classified awards, such as the Trust’s performance units, are re-measured to fair value at each balance sheet date until the award is settled rather than being treated as an equity classified award on the grant date as required under SFAS 123 and Canadian GAAP. The Trust has adopted this standard by applying the modified prospective method. As a result of the adoption of SFAS No. 123R, the Trust has recorded a performance unit liability of $3.4 million which represents the fair value of all outstanding performance units at January 1, 2006, in proportion to the requisite service period rendered to that date. In addition, contributed surplus and net earnings have been reduced by $2.6 million and $0.8 million respectively, representing previously recognized compensation cost for all outstanding performance units and an expense to record the cumulative effect of a change in accounting principle. Changes in fair value between periods are charged or credited to earnings with a corresponding change in the performance unit liability.

(c)	U.S. GAAP requires that all derivative instruments (including derivative instruments embedded in other contracts), as defined, be recorded on the consolidated balance sheet as either an asset or liability measured at fair value and requires that changes in fair value be recognized in earnings unless specific hedge accounting criteria are met. The Trust has not designated any items as hedges for U.S. GAAP purposes.

(d)	The trust units are redeemable at the option of the holder based on the lesser of 95% of the average market trading price of the trust units for the 10 trading days after the date the trust units were tendered for redemption or the closing market price of the trust units on that date. Trust units can be redeemed to a cash limit of $100,000 per month or a greater limit at the discretion of the Trustees.

Redemption in excess of the cash limit shall be satisfied first by way of a distribution in specie of the pro-rata share of securities held by the Trust on the date the trust units were tendered for redemption, and second by issuance of unsecured subordinated notes bearing interest at a rate determined by the Trustees at the time of issuance.

Under U.S. GAAP, as the trust units and exchangeable shares are redeemable at the option of the unitholder, the trust units must be valued at their redemption amount and presented as temporary equity in the consolidated balance sheet. The redemption value of the units and shares is determined with respect to the trading value of the units. Under Canadian GAAP, the trust units are classified as permanent equity. As of June 30, 2006 and December 31, 2005 and 2004, the Trust has classified $732.8 million, $847.0 million and $493.4 million, respectively, as temporary equity in accordance with U.S. GAAP. Changes in redemption value between periods are charged or credited to retained earnings (deficit).

On October 1, 2004, Esprit Exploration Ltd. converted to a trust. Prior to the trust conversion there were no redeemable equity instruments outstanding.

(e)	Under Canadian GAAP, exchangeable shares are classified as non-controlling interest to reflect a minority ownership in one of the Trust’s subsidiaries. As these exchangeable shares must ultimately be converted into units, the exchangeable shares are classified as temporary equity along with the units for U.S. GAAP purposes and step acquisitions of the non-controlling interest recorded for Canadian GAAP purposes are reversed for US GAAP purposes.

(f)	Under the Canadian GAAP, basic net income per unit is calculated based on net income after non-controlling interest divided by the weighted average number of units and diluted net income per unit is calculated based on net income before non-controlling interest and interest on convertible debentures divided by the dilutive number of units. Under U.S. GAAP, the exchangeable shares are classified in the same manner as trust units and as such there is no non-controlling interest. Basic net income per unit is calculated based on net income divided by the weighted average number of units and the unit equivalent of the outstanding exchangeable shares. Diluted net income per unit is calculated based on net income before interest on convertible debentures divided by the sum of the weighted average units, the unit equivalent of the outstanding exchangeable shares, and the dilutive impact of stock options and convertible debentures.

(g)	Under Canadian GAAP, the Trust’s convertible debentures are classified as debt with a portion, representing the estimated fair value of the conversion feature at the date of issue, being allocated to unitholders’ equity. Issue costs for the debentures are classified as deferred financing charges. In addition, under Canadian GAAP a non-cash interest expense representing the effective yield of the equity component is recorded in the consolidated statements of earnings with a corresponding credit to the convertible debenture liability balance to accrete that balance to the principal due on maturity.

Under U.S. GAAP, the convertible debentures, in their entirety, are classified as debt net of the issue costs that are recorded as deferred financing charges. The non-cash interest expense recorded under Canadian GAAP would not be recorded under U.S. GAAP.

(h)	In 2005 and 2004 certain transportation costs incurred by the Trust were presented net of the revenues under Canadian GAAP. During 2006 the Trust reclassified these costs to operating expenses. Revenues and operating expenses would have been increased by $2.4 million for the year ended 2005 and $2.4 million for the year ended 2004 for this reclassification.

(i)	The subtotal line within cash flows from operations would not be presented in a cash flow statement prepared under U.S. GAAP.

(j)	New accounting pronouncements:

•	In 2004, FASB issued FAS 153 “Exchange on Non-monetary Assets”. This statement is an amendment of APB Opinion No. 29 “Accounting for Non-monetary Transactions”. Based on the guidance in APB Opinion No. 29, exchanges of non-monetary assets are to be measured based on the fair value of the assets exchanged. Furthermore, APB Opinion No. 29 previously allowed for certain exceptions to this fair value principle. FAS 153 eliminates APB Opinion No. 29’s exception to fair value for non-monetary exchanges of similar productive assets and replaces this with a general exception for exchanges of non-monetary assets which do not have commercial substance. Under FAS 153, a non-monetary exchange is defined as having commercial substance when the future cash flows of an entity are expected to change significantly as a result of the exchange. The provisions of FAS 153 are effective for non-monetary asset exchanges which occur in fiscal periods beginning after June 15, 2005 and are to be applied prospectively. Earlier application is permitted for non-monetary asset exchanges which occur in fiscal periods beginning after the issue date of FAS 153. The adoption of FAS 153 as at January 1, 2006 did not have an impact on the Trust.

SCHEDULE “D”
Unaudited pro forma combined financial statements of Pengrowth after giving effect to the Merger

COMPILATION REPORT ON PRO FORMA FINANCIAL STATEMENTS
The Board of Directors of Pengrowth Corporation, as
     Administrators of Pengrowth Energy Trust
We have read the accompanying unaudited pro forma consolidated balance sheet of Pengrowth Energy Trust as at June 30, 2006 and unaudited pro forma consolidated statements of income for the six months then ended and for the year ended December 31, 2005, and have performed the following procedures:

1.	Compared the figures in the columns captioned “Pengrowth Energy Trust” to the unaudited consolidated financial statements of the Trust as at June 30, 2006 and for the six months then ended, and the audited consolidated financial statements of the Trust for the year ended December 31, 2005, respectively, and found them to be in agreement.

2.	Compared the figures in the columns captioned “Esprit Energy Trust” to the unaudited consolidated financial statements of Esprit Energy Trust as at June 30, 2006 and for the six months then ended, and the audited consolidated financial statements of Esprit Energy Trust for the year ended December 31, 2005, respectively, and found them to be in agreement.

3.	Made enquiries of certain officials of the Trust who have responsibility for financial and accounting matters about:

(a)	the basis for determination of the pro forma adjustments; and

(b)	whether the pro forma financial statements comply as to form in all material respects with the published requirements of Canadian securities legislation.
      The officials:

(a)	described to us the basis for determination of the pro forma adjustments, and

(b)	stated that the pro forma financial statements comply as to form in all material respects with the published requirements of Canadian securities legislation.

4.	Read the notes to the pro forma financial statements, and found them to be consistent with the basis described to us for determination of the pro forma adjustments.

5.	Recalculated the application of the pro forma adjustments to the aggregate of the amounts in the columns captioned “Pengrowth Energy Trust” and “Esprit Energy Trust” as at June 30, 2006 and for the six months then ended, and for the year ended December 31, 2005, and found the amounts in the column captioned “Pro Forma Pengrowth Energy Trust” to be arithmetically correct.
A pro forma financial statement is based on management assumptions and adjustments which are inherently subjective. The foregoing procedures are substantially less than either an audit or a review, the objective of which is the expression of assurance with respect to management’s assumptions, the pro forma adjustments, and the application of the adjustments to the historical financial information. Accordingly, we express no such assurance. The foregoing procedures would not necessarily reveal matters of significance to the pro forma financial statements, and we therefore make no representation about the sufficiency of the procedures for the purposes of a reader of such statements.
signed “KPMG LLP”
Chartered Accountants
Calgary, Canada
August 22, 2006

COMMENTS FOR UNITED STATES READERS ON DIFFERENCES BETWEEN CANADIAN AND UNITED STATES REPORTING STANDARDS
The above report, provided solely pursuant to Canadian requirements, is expressed in accordance with standards of reporting generally accepted in Canada. To report in conformity with United States standards on the reasonableness of the pro forma adjustments and their application to the pro forma consolidated financial statements requires an examination or review substantially greater in scope than the review we have conducted. Consequently, we are unable to express any opinion in accordance with standards of reporting generally accepted in the United States with respect to the compilation of the accompanying unaudited pro forma financial information.
signed “KPMG LLP”
Chartered Accountants
Calgary, Canada
August 22, 2006

PENGROWTH ENERGY TRUST
PRO FORMA CONSOLIDATED BALANCE SHEET
As at June 30, 2006
(Unaudited)

					Pro Forma
	Pengrowth	Esprit			Pengrowth
	Energy Trust	Energy Trust	Adjustments		Energy Trust

ASSETS
CURRENT ASSETS
Cash	$1,197	$—			$1,197
Accounts receivable	117,578	29,086			146,664
Prepaid expenses	—	6,291			6,291

	118,775	35,377			154,152

REMEDIATION TRUST FUNDS	8,999	—			8,999
DEFERRED CHARGES	6,539	3,581	2,319	2(f)	12,439
LONG TERM INVESTMENTS	26,990	—	(19,990)	2(f)	7,000
GOODWILL	182,835	147,622	(45,583)	2(f)	284,874
PROPERTY, PLANT AND EQUIPMENT AND OTHER ASSETS	2,081,403	734,061	732,377	2(f)	3,547,841

	$2,425,541	$920,641			$4,015,305

LIABILITIES AND UNITHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable and accrued liabilities	$103,866	$39,304	40,198	2(e)(f)	$183,368
Distributions payable to unitholders	80,437	9,973	20,107	2(e)(f)	110,517
Due to Pengrowth Management Limited	3,424	—			3,424
Note payable	20,000	—			20,000
Other liabilities	8,198	—			8,198

	215,925	49,277			325,507

CONTRACT LIABILITIES	10,767	—			10,767
CONVERTIBLE DEBENTURES	—	94,057	4,391	2(f)(g)	98,448
LONG-TERM DEBT	488,310	141,830			630,140
ASSET RETIREMENT OBLIGATIONS	187,925	25,206	(2,171)	2(f)	210,960
FUTURE INCOME TAXES	91,764	106,668	212,389	2(f)	410,821

	994,691	417,038			1,686,643

NON-CONTROLLING INTEREST	—	4,019	(4,019)	2(c)	—

TRUST UNITHOLDERS’ EQUITY
Trust Unitholders’ capital	2,533,040	623,592	272,418	2(d)(f)	3,429,050
Contributed surplus	4,905	6,716	(6,716)		4,905
Equity component of convertible debentures	—	2,090	(288)	2(f)(g)	1,802
Deficit	(1,107,095)	(132,814)	132,814		(1,107,095)

	1,430,850	499,584			2,328,662

	$2,425,541	$920,641			$4,015,305

See accompanying notes to the pro forma consolidated financial statements.

PENGROWTH ENERGY TRUST
PRO FORMA CONSOLIDATED STATEMENT OF INCOME
Six Months Ended June 30, 2006
(Unaudited)

					Pro Forma
	Pengrowth	Esprit			Pengrowth
	Energy Trust	Energy Trust	Adjustments		Energy Trust

	(Stated in thousands of dollars)
REVENUES
Oil and gas sales	$575,428	$165,931			$741,359
Processing and other income	7,205	—			7,205
Royalties, net of incentives	(110,625)	(38,684)	(272)	3(a)	(149,581)

	472,008	127,247			598,983
Interest and other income	696	1,449			2,145

NET REVENUE	472,704	128,696			601,128

EXPENSES
Operating	112,020	28,134			140,154
Transportation	3,539	1,265			4,804
Amortization of injectants for miscible floods	16,507	—			16,507
Interest	12,289	7,364	1,725	3(c)	21,378
General and administrative	17,517	10,040			27,557
Management fee	7,558	—			7,558
Foreign exchange (gain) loss	(9,120)	—			(9,120)
Depletion and depreciation	138,883	50,732	44,991	3(b)	234,606
Accretion	7,231	871			8,102
Unrealized loss on commodity contracts	3,389	—			3,389
Other expenses	4,777	—			4,777

	314,590	98,406			459,712

NET INCOME BEFORE TAXES AND NON-CONTROLLING INTEREST	158,114	30,290			141,416

INCOME TAX EXPENSE (REDUCTION)
Capital	11	307			318
Future	(18,348)	(8,515)	(500)	3(d)	(27,363)

	(18,337)	(8,208)			(27,045)

NET INCOME BEFORE NON-CONTROLLING INTEREST	176,451	38,498			168,461

NON-CONTROLLING INTEREST	—	494	(494)	2(c)	—

NET INCOME	$176,451	$38,004			$168,461

NET INCOME PER TRUST UNIT
Basic	$1.10	$0.57			$0.86

Diluted	$1.10	$0.55			$0.86

See accompanying notes to the pro forma consolidated financial statements.

PENGROWTH ENERGY TRUST
PRO FORMA CONSOLIDATED STATEMENT OF INCOME
Year Ended December 31, 2005
(Unaudited)

					Pro Forma
	Pengrowth	Esprit			Pengrowth Energy
	Energy Trust	Energy Trust	Adjustments		Trust

	(Stated in thousands of dollars)
REVENUES
Oil and gas sales	$1,151,510	$290,283			$1,441,793
Processing and other income	15,091	—			15,091
Royalties, net of incentives	(213,863)	(67,645)	(500)	3(a)	(282,008)

	952,738	222,638			1,174,876
Interest and other income	2,596	—			2,596

NET REVENUE	955,334	222,638			1,177,472

EXPENSES
Operating	218,115	47,149			265,264
Transportation	7,891	2,449			10,340
Amortization of injectants for miscible floods	24,393	—			24,393
Interest	21,642	8,340	2,798	3(c)	32,780
General and administrative	30,272	10,690			40,962
Plan of Arrangement and other	—	849			849
Management fee	15,961	—			15,961
Foreign exchange (gain) loss	(6,966)	—			(6,966)
Depletion and depreciation	284,989	74,784	107,775	3(b)	467,548
Accretion	14,162	1,198			15,360

	610,459	145,459			866,491

NET INCOME BEFORE TAXES AND NON-CONTROLLING INTEREST	344,875	77,179			310,981

INCOME TAX EXPENSE (REDUCTION)
Capital	6,273	1,121			7,394
Future	12,276	(822)	(811)	3(d)	10,643

	18,549	299			18,037

NET INCOME BEFORE NON-CONTROLLING INTEREST	326,326	76,880			292,944

NON-CONTROLLING INTEREST	—	2,428	(2,428)	2(c)	—

NET INCOME	$326,326	$74,452			$292,944

NET INCOME PER TRUST UNIT
Basic	$2.08	$1.31			$1.53

Diluted	$2.07	$1.28			$1.51

See accompanying notes to the pro forma consolidated financial statements.

PENGROWTH ENERGY TRUST
NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
As at and for the six months ended June 30, 2006 and for the year ended December 31, 2005
(Tabular dollar amounts are stated in thousands of dollars except per trust unit amounts)

1.	BASIS OF PRESENTATION

The accompanying unaudited pro forma consolidated balance sheet as at June 30, 2006 and the pro forma consolidated statements of income for the six months ended June 30, 2006 and the year ended December 31, 2005 have been prepared for inclusion in the information circular describing the proposed merger of Esprit Energy Trust (“Esprit”) and Pengrowth Energy Trust (“Pengrowth”).

On July 24, 2006, Pengrowth and Esprit announced that they had entered into an agreement (the “Combination Agreement”) providing for the combination of Pengrowth and Esprit (the “Merger” or “Combination”). Pursuant to the Merger, Pengrowth will acquire all of the property, assets and undertakings of Esprit, including the shares, units, royalties, notes or other interests in the capital of Esprit, in exchange for Pengrowth assuming the liabilities and obligations of Esprit and issuing Pengrowth trust units in consideration. Pengrowth will maintain one unit in Esprit and Esprit will become a subsidiary of Pengrowth.

The pro forma financial statements have been prepared by management in accordance with Canadian generally accepted accounting principles. The pro forma consolidated balance sheet gives the effect of the transaction and assumptions described herein as if they occurred as at the date of the balance sheet. The pro forma consolidated statements of earnings give effect to the transactions and assumptions described herein as if they occurred at the beginning of the respective periods. In the opinion of management, the pro forma consolidated financial statements include all the necessary adjustments for the fair presentation of the ongoing entity. In preparing these pro forma consolidated financial statements, no adjustments have been made to reflect the possible operating synergies and administrative cost savings that could result from combining the operations of Esprit and Pengrowth. The pro forma consolidated financial statements may not be indicative of the results that actually would have occurred if the events reflected therein had been in effect on the dates indicated or of the results which may be obtained in the future.

The accounting principles used in the preparation of the pro forma consolidated financial statements are consistent with those used in the unaudited interim consolidated financial statements of Pengrowth as at and for the six months ended June 30, 2006 and the audited consolidated financial statements of Pengrowth as at and for the year ended December 31, 2005. The pro forma consolidated financial statements have been prepared from information derived from, and should be read in conjunction with, the audited consolidated financial statements of Esprit and Pengrowth as at and for the year ended December 31, 2005 and the unaudited consolidated financial statements of Esprit and Pengrowth as at and for the six months ended June 30, 2006.

2.	PRO FORMA TRANSACTIONS, ASSUMPTIONS AND ADJUSTMENTS (AS AT JUNE 30, 2006)

The unaudited pro forma consolidated balance sheet gives effect to the following transactions, assumptions and adjustments:

(a)	Through the Combination, the assets of Esprit were acquired by Pengrowth on the basis of 0.53 units of Pengrowth for each Esprit unit.

(b)	For the purposes of the purchase price determination, Pengrowth has used a unit price of $25.80 per unit, being the weighted average market price of Pengrowth Class A and Class B Trust Units on the days surrounding the announcement of the Combination.

(c)	The unaudited pro forma consolidated financial statements reflect that all of the Esprit exchangeable shares will be exchanged for Esprit trust units prior to the Combination. As at June 30, 2006, 392,243 Esprit exchangeable shares are exchangeable into 491,837 Esprit trust units.

(d)	On June 30, 2006 Esprit had 65,496,000 Trust Units outstanding, assuming the exchange of the Esprit Exchangeable shares and excluding 1,489,000 Esprit units held by Pengrowth, and all Esprit Trust Units were assumed to be exchanged for Pengrowth Trust Units under the Combination, resulting in the issuance of 34,713,000 Pengrowth Trust Units.

(e)	The unaudited pro forma consolidated balance sheet includes $40,198,000 in costs expected to be incurred by Esprit and Pengrowth for severance, professional, advisory and other transaction costs. These costs have been included in accounts payable. In addition, $20,107,000 for the special distribution to Esprit unitholders has been included in unitholder distributions payable. The Esprit Board of Directors is permitted to declare a special distribution of up to $0.30 per Esprit unit to Esprit unitholders. The Esprit Board of Directors has advised that they intend to declare the special distribution.

(f)	The transaction has been accounted for using the purchase price method with the allocation as follows:
          Consideration:

Pengrowth trust units issued	$896,010
Esprit units held by Pengrowth prior to Combination	19,990
Transaction costs (Note 2e)	5,042

$921,042

          Allocated as follows:

Property, plant and equipment	$1,466,438
Goodwill	102,039
Deferred hedging gain	5,900
Bank debt	(141,830)
Convertible debentures	(100,250)
Asset retirement obligations	(23,035)
Future income taxes	(319,057)
Working capital acquired, including costs incurred in Esprit prior to closing of $55,263 (Note 2e)	(69,163)

$921,042

The allocation of the purchase price is based on preliminary estimates of fair value and may be revised as additional information becomes available.

(g)	The convertible debentures, including the equity component for the conversion feature, have been recorded at their estimated fair value.

3.	PRO FORMA TRANSACTIONS, ASSUMPTIONS AND ADJUSTMENTS (FOR THE SIX MONTHS ENDED JUNE 30, 2006 AND THE YEAR ENDED DECEMBER 31, 2005)

The unaudited pro forma consolidated statements of earnings for the six month period ended June 30, 2006 and for the year ended December 31, 2005 give effect to the transactions and adjustments referred to in note 2 effective January 1, 2006 and January 1, 2005 respectively, and the following:

(a)	Pengrowth has claimed the maximum credit available under the Alberta Royalty Tax Credit (“ARTC”) program, therefore; royalties have been adjusted to remove ARTC claimed by Esprit.

(b)	Depletion, depreciation and amortization expense has been increased to reflect the effect of the pro forma adjustment to the carrying value of property, plant and equipment and other assets based on the combined reserves and production of Pengrowth and Esprit.

(c)	Interest expense has been increased to reflect the additional interest on the $5.0 million of transaction costs and $55.3 million of liabilities incurred in Esprit prior to closing.

(d)	The provision for future income taxes has been decreased to give effect to the pro forma adjustments.

(e)	As described in note 2, the allocation of the purchase price is based on preliminary estimates of fair value and may be revised as additional information becomes available. For purposes of preparing the unaudited pro forma consolidated statement of income, no assumptions were made in testing for impairment of goodwill.

4.	PRO FORMA TRUST UNITS OUTSTANDING

	Number of
	weighted average
	Trust Units

For the six months ended June 30, 2006	Basic	Diluted

Trust units held by Pengrowth unitholders	160,372	161,008
Pengrowth trust units issued to Esprit unitholders	34,713	34,713
Pengrowth trust units issueable on conversion of convertible debt	—	3,668

	195,085	199,389

	Number of
	weighted average
	Trust Units

For the year ended December 31, 2005	Basic	Diluted

Trust units held by Pengrowth unitholders	157,127	157,914
Pengrowth trust units issued to former Esprit unitholders	34,713	34,713
Pengrowth trust units issueable on conversion of convertible debt	—	3,668

	191,840	196,295

In calculating diluted earnings per unit, interest and accretion on convertible debentures of $3.3 million was added back to net income for the six months ended June 30, 2006 and interest and accretion on convertible debentures of $2.9 million was added back to net income for the year ended December 31, 2005.

5.	APPLICATION OF UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

The application of United Stated generally accepted accounting principles (“US GAAP”) would have the following effect on the pro forma consolidated statements of income:

	Pro Forma

	June 30, 2006	December 31, 2005

Net Income per pro forma statement of earnings	$168,461	$292,944

Net income adjustments under US GAAP(1)	18,939	15,087

Net Income under US GAAP	$187,400	$308,031

Other comprehensive income adjustments under US GAAP(1)	3,594	(25,470)

Net income and comprehensive income under US GAAP	$190,994	$282,561

(1)	These adjustments reflect those made in the June 30, 2006 and December 31, 2005 US GAAP reconciliations of Pengrowth.

The application of United Stated generally accepted accounting principles (“US GAAP”) would have the following effect on the pro forma consolidated balance sheet, as at June 30, 2006:

	Pro Forma	Increase	Pro Forma
	Cdn GAAP	(Decrease)(1)	US GAAP

ASSETS
Current portion of unrealized foreign exchange gain	$—	$266	$266
Deferred charges	12,439	(345)	12,094
Property, plant and equipment and other assets	3,547,841	(180,889)	3,366,952

LIABILITIES
Other liabilities	$8,198	$1,279	$9,477
Current portion of unrealized hedging loss	—	11,856	11,856
Deferred hedging loss	—	2,094	2,094
Convertible debentures	98,448	1,802	100,250

TRUST UNITHOLDERS’ EQUITY
Accumulated other comprehensive income	$—	$(14,559)	$(14,559)
Equity component of convertible debentures	1,802	(1,802)	—
Deficit	(1,107,095)	(181,638)	(1,288,733)

(1)	These adjustments reflect those made in the June 30, 2006 US GAAP reconciliation of Pengrowth.